Exhibit 99.2

ImmunoGen Presents Initial Data from Phase 1b FORWARD II Triplet Cohort Evaluating Mirvetuximab Soravtansine in Combination with Carboplatin and Avastin® at ESMO

FORWARD II Triplet Combination Demonstrates Encouraging Anti-Tumor Activity

Preliminary Findings Support Ongoing Study in Platinum-Sensitive Patients

WALTHAM, MA - September 29, 2019 – ImmunoGen, Inc. (Nasdaq: IMGN), a leader in the expanding field of antibody-drug conjugates (ADCs) for the treatment of cancer, today announced initial safety and overall response data from the Phase 1b FORWARD II triplet cohort evaluating mirvetuximab in combination with carboplatin and Avastin® (bevacizumab) in patients with recurrent, platinum-sensitive ovarian cancer at the European Society for Medical Oncology (ESMO) 2019 Congress in Barcelona, Spain.

“The initial results from the triplet combining mirvetuximab with both bevacizumab and carboplatin build nicely off of the encouraging data previously generated when mirvetuximab was paired individually with each of these agents,” said David O'Malley, M.D., Professor, Director of Gynecologic Oncology and Co-Director, Gynecologic Oncology Phase 1 Program at The Ohio State University and the James Cancer Center, and FORWARD II Principal Investigator. “The anti-tumor responses observed with this combination compare favorably to those of other triplets and I look forward to reporting longer-term efficacy data, as we seek to provide new treatment options for patients with recurrent, FRα-positive platinum-sensitive ovarian cancer.”

Key Findings from FORWARD II Triplet Cohort

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In 41 patients with recurrent platinum-sensitive disease with medium or high folate receptor alpha (FRα) expression levels who have received up to two prior lines of therapy, the confirmed overall response rate (ORR) for the triplet was 83%, with a complete response (CR) rate of 17%.

•	In a subset of 31 patients with only 1 prior line, the confirmed ORR was 90%, with a CR rate of 19%.
•	These efficacy outcomes are encouraging relative to those reported in similar patient populations for other carboplatin and bevacizumab-based triplets.
•	With a median follow up of 9.3 months, progression-free survival (PFS) data are maturing.
•	The combination of full dose mirvetuximab, carboplatin and bevacizumab is well tolerated.
•

No new safety signals were seen; adverse events observed with the triplet were as expected based on the side effect profiles of each agent, with thrombocytopenia as the most common cause of drug-related discontinuations.

•	Post-carboplatin (median 6 cycles), mirvetuximab and bevacizumab continuation/maintenance is well tolerated.

“We are encouraged by the initial safety and overall response data from our triplet cohort, demonstrating that full-dose mirvetuximab can be combined safely with the standard dosing for both bevacizumab and carboplatin,” said Anna Berkenblit, M.D., Vice President and Chief Medical Officer of ImmunoGen. “We are continuing to follow patients for progression-free survival and look forward to initiating the next set of studies to support a path to registration in platinum-sensitive ovarian cancer.”

ESMO Poster Details

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Title: “Mirvetuximab soravtansine, a folate receptor alpha (FRα)-targeting antibody-drug conjugate (ADC), in combination with carboplatin and bevacizumab: Initial results from a Phase 1b study in patients with ovarian cancer” (Abstract #1028P)

•	Date: Sunday, September 29, 2019
•	Time: 12:00 p.m. CEST/6:00 a.m. EDT

•	Lead Author: David M. O’Malley M.D., James Comprehensive Cancer Center, The Ohio State University, Columbus, OH

Additional information can be found at www.esmo.org.

ABOUT MIRVETUXIMAB SORAVTANSINE
Mirvetuximab soravtansine (IMGN853) is the first folate receptor alpha (FRα)-targeting ADC. It uses a humanized FRα-binding antibody to target the ADC specifically to FRα-expressing cancer cells and a potent anti-tumor agent, DM4, to kill the targeted cancer cells.

ABOUT FORWARD II

FORWARD II is a Phase 1b/2 study of mirvetuximab soravtansine in combination with AVASTIN® (bevacizumab) in patients with platinum-resistant ovarian cancer that express medium or high levels of FRα as well as a triplet combination of mirvetuximab plus carboplatin and bevacizumab in patients with platinum-sensitive ovarian cancer that express medium or high levels of FRα.

ABOUT IMMUNOGEN

ImmunoGen is developing the next generation of antibody-drug conjugates (ADCs) to improve outcomes for cancer patients. By generating targeted therapies with enhanced anti-tumor activity and favorable tolerability profiles, we aim to disrupt the progression of cancer and offer our patients more good days. We call this our commitment to “target a better now.”

Learn more about who we are, what we do, and how we do it at www.immunogen.com.

AVASTIN® is a registered trademark of Genentech, Inc.

This press release includes forward-looking statements based on management's current expectations. These statements include, but are not limited to, ImmunoGen’s expectations related to: obtaining PFS data for the triplet cohort and the initiation of the next studies to support a path to registration of the triplet therapy in platinum-sensitive ovarian cancer. For these statements, ImmunoGen claims the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Various factors could cause ImmunoGen’s actual results to differ materially from those discussed or implied in the forward-looking statements, and you are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of this release. Factors that could cause future results to differ materially from such expectations include, but are not limited to: the timing and results of communications with FDA, risks and uncertainties related to the execution of the restructuring of the Company’s operations, the Company’s ability to control future spending and raise additional funds to enable it to fund its continuing operations through the release of top-line results from the planned mirvetuximab pivotal study, the possibility that futures studies fail to replicate the data indicated in the exploratory analyses of the FORWARD I data, and the risks and uncertainties inherent in the Company’s development programs, including clinical studies and regulatory processes, their timings and results. A review of these risks can be found in ImmunoGen’s Annual Report on Form 10-K for the year ended December 31, 2018 and other reports filed with the Securities and Exchange Commission.

INVESTOR RELATIONS AND MEDIA

ImmunoGen

Courtney O’Konek

781-895-0600

courtney.okonek@immunogen.com

OR

FTI Consulting

Robert Stanislaro

212-850-5657

robert.stanislaro@fticonsulting.com